Exhibit 99.1

News Release

	First Midwest Bancorp, Inc.	First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Paul F. Clemens
EVP, Chief Financial Officer
(630) 875-7347
TRADED: NASDAQ Global Select Market		www.firstmidwest.com
SYMBOL: FMBI

FIRST MIDWEST BANCORP, INC.

ANNOUNCES FOURTH QUARTER LOSS PER SHARE OF $0.11, NET OF A NONCASH

IMPAIRMENT CHARGE OF $0.67

FOURTH QUARTER PERFORMANCE HIGHLIGHTS:

•	Improved Loan Growth Continues Recent Trend

•	Credit Costs Below Record-Breaking Year

•	Fee Income Strong and Growing

•	Staff Reconciled For New Sales Challenges

Fourth Quarter Synopsis:

ITASCA, IL, JANUARY 23, 2008 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, today reported results of operations and financial condition for fourth quarter and full year 2007. First Midwest Chairman and Chief Executive Officer, John M. O’Meara reported, “The Company’s net income for full year 2007 was $80.2 million, which is net of a $32.5 million after-tax noncash charge to earnings associated with the impairment of the Company’s asset-backed collateralized debt securities portfolio. This compares to $117.2 million for full year 2006. The Company reported a loss of $0.11 per diluted share for fourth quarter 2007 and earnings of $1.62 per diluted share for full year 2007, as compared to $0.63 per diluted share for fourth quarter 2006 and $2.37 per diluted share for full year 2006. The impairment charge reduced fourth quarter and full year 2007 diluted earnings per share by $0.67 and $0.65, respectively. Return on average equity was 10.7% for full year 2007 and 16.9% for full year

2006. Return on average assets was 1.0% and 1.4% for full year 2007 and 2006, respectively. For additional information regarding the noncash impairment charge, one should refer to the 8-K filing dated January 22, 2008.

Exclusive of the impairment charge, earnings per share performance for the current quarter amounted to $0.56 as compared to $0.55 in third quarter 2007. Linked quarter performance was impacted by approximately $621,000, or $0.01 per diluted share, in severance expense associated with targeted staff reductions. Fourth quarter 2007 performance, in comparison to the prior quarter, further reflected the combined impact of seasonal changes in our funding mix and reductions in the Federal Reserve’s targeted discount rate, which saw net interest margin decline by 10 basis points.”

O’Meara further commented, “Performance in the fourth quarter evidences our response to the industry-wide challenges present in the marketplace, which included challenging credit markets and continued pressure on loan yields and deposit pricing. Expansion of loan totals remain on trend, credit costs remain controlled and lower than 2006. Fee income for 2007 grew 8.6% as compared to the prior year, primarily due to stronger service charges and trust revenues. Rationalization of our staffing levels should improve our competitiveness. First Midwest’s priorities will remain focused on the long-term by continuing to execute our needs-based selling approach, protecting our capital, maintaining liquidity, and taking those actions necessary to generate sustainable earnings growth, including strategic additions to our staff and fee generating businesses.”

Balance Sheet Discussion:

Loans outstanding at December 31, 2007 were up $32.2 million from September 30, 2007. The increase was due primarily to growth in commercial real estate and construction loans. Loans outstanding declined $45.3 million from December 31, 2006. The net year-over-year decline reflects the combined impact of participation loan payoffs and rapid prepayment of multifamily loan portfolios, which occurred primarily in the first half of 2007, as well as the continued paydown of the Company’s indirect auto loan portfolio.

Fourth quarter 2007 average transaction deposit balances decreased $51.1 million from third quarter 2007 due primarily to the seasonal decline in public fund and commercial NOW deposits. Average annual transaction deposit balances grew $72.0 million from 2006, primarily due to growth in savings deposits.

Asset Quality Performance:

Loan charge-offs as a percentage of average loans for fourth quarter and full year 2007 were 0.13% and 0.16%, respectively, compared to 0.12% for third quarter 2007 and 0.30% and 0.21% for fourth quarter and full year 2006, respectively. Nonperforming assets, including ninety-day past due loans totaled $45.9 million, or 0.92% of loans plus foreclosed real estate, at December 31, 2007, compared to $38.2 million, or 0.77%, at September 30, 2007 and $31.7 million, or 0.63%, at December 31, 2006. Increases in ninety-day past due credits were concentrated in a small number of well-secured deals. Loan valuation reserves, as a percentage of total loans, stood at 1.25%, unchanged from September 30, 2007 and year-end 2006.

Margin Performance:

Net interest margin for fourth quarter 2007 stood at 3.53%, compared with 3.63% for third quarter 2007 and 3.57% for fourth quarter 2006, and represents the first decline since fourth quarter 2006. The decline from third quarter 2007 was due primarily to reductions in the Federal Reserve’s targeted discount rate during fourth quarter 2007. Given the Company’s asset and liability profile, such changes impact the yield on loans more quickly than the Company’s cost of funding. During fourth quarter 2007, the weighted average yield on interest-earning assets declined 24 basis points, while the weighted average rate on interest-bearing liabilities declined 15 basis points from third quarter 2007. Depending upon future changes by the Federal Reserve, the Company expects its margin to recover in 2008 as it adjusts its cost of funds through rate reductions and changes its mix of assets and funding.

Fee-based Revenues:

Fee-based revenues for fourth quarter and full year 2007 increased 8.6% and 12.0%, respectively, from the same periods in 2006. The increases for both periods were led by double digit growth in service charges on deposits, trust fees, and annuity sales.

Operating Efficiency:

The efficiency ratio for fourth quarter 2007 was 53.9%, compared to 51.9% for third quarter 2007 and 49.6% for fourth quarter 2006. For full year 2007, the efficiency ratio was 52.5% compared to 50.5% for full year 2006. As part of the Company’s continuing effort to improve productivity, it reduced future operating expenses during fourth quarter 2007, primarily by consolidating certain support areas, resulting in a $621,000 charge for severance-related costs.

Capital Analysis and Projection:

First Midwest’s capital position continues to exceed all of the regulatory minimum levels to be considered a “well capitalized institution” by the Federal Reserve System. As of December 31, 2007, First Midwest’s Total Risk Based Capital ratio was 11.7%, compared to 12.2% as of September 30, 2007 and December 31, 2006. Its Tier 1 Risk Based Capital ratio was 9.1%, compared to 9.6% at September 30, 2007 and December 31, 2006. First Midwest’s tangible capital ratio, which represents the ratio of stockholders’ equity to total assets excluding intangible assets, stood at 5.6% compared to 5.8% at September 30, 2007 and 5.6% at December 31, 2006.

During fourth quarter 2007, 296,961 shares were repurchased in accordance with the Company’s share repurchase program. During fourth quarter 2007, dividends of $0.31 per share were declared, representing a 5.1% increase from $0.295 declared in third quarter 2007.

Tax Discussion:

In August, the State of Illinois enacted new legislation that will affect the apportionment of income to Illinois. As a result of this legislation, the Company adjusted the value of certain state deferred tax assets. The adjustment resulted in an after-tax $1.4 million benefit to fourth quarter 2007 net income.

About First Midwest:

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 102 offices located in 63 communities, primarily in metropolitan Chicago. First Midwest was recently recognized by the Alfred P. Sloan Awards for Business Excellence in Workforce Flexibility in the greater Chicago Area.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook and related matters will be held on Wednesday, January 23rd, at 10:00 am (ET). Members of the public who would like to listen to the conference call should dial 1-800-659-1942 (U.S. domestic) or 1-617-614-2710 (international) and enter passcode number 988 06 980. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s web site, www.firstmidwest.com/aboutinvestor_overview.asp. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the Company’s web site or by dialing 1-888-286-8010 (U.S. domestic) or 1-617-801-6888 (international) passcode number 380 84 383, beginning approximately one hour after the event through 11:59 pm (ET) on January 30, 2008. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

•	Condensed Consolidated Statements of Condition (1 page)

•	Condensed Consolidated Statements of Income (1 page)

•	Selected Quarterly Data and Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information (totaling 3 pages) are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated January 23, 2008

Operating Highlights

Unaudited	Quarters Ended			Years Ended
(Amounts in thousands except per share data)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Net income	$(5,418)	$27,237	$31,528	$80,159	$117,246
Diluted earnings per share	$(0.11)	$0.55	$0.63	$1.62	$2.37
Return on average equity	(2.91)%	14.57%	16.40%	10.69%	16.87%
Return on average assets	(0.27)%	1.35%	1.47%	0.99%	1.42%
Net interest margin	3.53%	3.63%	3.57%	3.58%	3.67%
Efficiency ratio	53.87%	51.87%	49.56%	52.50%	50.53%

Balance Sheet Highlights

Unaudited	Ending Balances As Of
(Amounts in thousands except per share data)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006
Total assets	$8,091,518	$7,884,345	$8,441,526
Total loans	4,963,672	4,931,472	5,008,944
Total deposits	5,778,861	5,834,175	6,167,216
Stockholders’ equity	723,975	727,928	751,014
Book value per share	$14.94	$14.94	$15.01
Shares outstanding	48,453	48,735	50,025

Stock Performance Data

Unaudited	Quarters Ended
	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006
Market Price:
Quarter End	$30.60	$34.16	$38.68
High	$36.50	$36.62	$39.52
Low	$29.67	$31.87	$36.62
Quarter end price to book value	2.0 x	2.3 x	2.6 x
Quarter end price to 2007 earnings	13.5 x	N/A	N/A
Dividends declared per share	$0.310	$0.295	$0.295

First Midwest Bancorp, Inc.	Press Release Dated January 23, 2008

Condensed Consolidated Statements of Condition

Unaudited	December 31,
(Amounts in thousands)	2007	2006
Assets
Cash and due from banks	$193,792	$209,825
Funds sold and other short-term investments	1,439	9,841
Trading account securities	18,352	15,878
Securities available for sale	2,134,813	2,442,674
Securities held to maturity, at amortized cost	97,671	91,380
Loans	4,963,672	5,008,944
Reserve for loan losses	(61,800)	(62,370)

Net loans	4,901,872	4,946,574

Premises, furniture, and equipment	125,828	126,677
Investment in corporate owned life insurance	203,535	196,598
Goodwill and other intangible assets	288,235	292,658
Accrued interest receivable and other assets	125,981	109,421

Total assets	$8,091,518	$8,441,526

Liabilities and Stockholders’ Equity
Deposits	$5,778,861	$6,167,216
Borrowed funds	1,264,228	1,182,268
Subordinated debt	230,082	228,674
Accrued interest payable and other liabilities	94,372	112,354

Total liabilities	7,367,543	7,690,512

Common stock	613	613
Additional paid-in capital	207,851	205,044
Retained earnings	844,972	823,787
Accumulated other comprehensive (loss)	(11,727)	(15,288)
Treasury stock, at cost	(317,734)	(263,142)

Total stockholders’ equity	723,975	751,014

Total liabilities and stockholders’ equity	$8,091,518	$8,441,526

First Midwest Bancorp, Inc.	Press Release Dated January 23, 2008

Condensed Consolidated Statements of Income

Unaudited	Quarters Ended December 31,		Years Ended December 31,
(Amounts in thousands except per share data)	2007	2006	2007	2006
Interest Income
Loans	$87,998	$94,183	$365,370	$352,939
Securities	26,510	31,076	110,864	122,909
Other	103	138	727	561

Total interest income	114,611	125,397	476,961	476,409

Interest Expense
Deposits	40,598	42,769	166,267	148,118
Borrowed funds	12,148	16,105	55,540	62,974
Subordinated debt	3,767	3,760	15,025	13,458

Total interest expense	56,513	62,634	236,832	224,550

Net interest income	58,098	62,763	240,129	251,859
Provision for loan losses	2,042	3,865	7,233	10,229

Net interest income after provision for loan losses	56,056	58,898	232,896	241,630

Noninterest Income
Service charges on deposit accounts	11,986	10,594	45,015	40,036
Trust and investment management fees	4,061	3,666	15,701	14,269
Other service charges, commissions, and fees	5,324	5,362	22,183	20,135
Card-based fees	3,979	3,712	15,925	13,777

Subtotal, fee-based revenues	25,350	23,334	98,824	88,217

Corporate owned life insurance income	2,117	1,966	8,033	7,616
Security (losses) gains, net	(50,041)	3,371	(50,801)	4,269
Other	109	982	4,197	3,181

Total noninterest income	(22,465)	29,653	60,253	103,283

Noninterest Expense
Salaries and employee benefits	27,686	26,507	111,598	106,201
Net occupancy expense	5,480	5,007	22,054	20,153
Equipment expense	2,744	2,740	10,540	10,227
Technology and related costs	1,760	1,532	7,084	6,584
Other	12,594	12,009	47,861	49,450

Total noninterest expense	50,264	47,795	199,137	192,615

Income before taxes	(16,673)	40,756	94,012	152,298
Income tax expense	(11,255)	9,228	13,853	35,052

Net (Loss) Income	$(5,418)	$31,528	$80,159	$117,246

Diluted Earnings Per Share	$(0.11)	$0.63	$1.62	$2.37

Dividends Declared Per Share	$0.310	$0.295	$1.195	$1.120

Weighted Average Diluted Shares Outstanding	48,754	50,392	49,622	49,469

First Midwest Bancorp, Inc.	Press Release Dated January 23, 2008

Selected Quarterly Data

Unaudited	Years Ended		Quarters Ended
(Amounts in thousands except per share data)	12/31/07	12/31/06	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Net interest income	$240,129	$251,859	$58,098	$60,697	$60,964	$60,370	$62,763
Provision for loan losses	7,233	10,229	2,042	470	1,761	2,960	3,865
Noninterest income	60,253	103,283	(22,465)	23,395	30,623	28,700	29,653
Noninterest expense	199,137	192,615	50,264	49,981	50,737	48,155	47,795
Net income	80,159	117,246	(5,418)	27,237	29,311	29,029	31,528
Diluted earnings per share	$1.62	$2.37	$(0.11)	$0.55	$0.59	$0.58	$0.63
Return on average equity	10.69%	16.87%	(2.91)%	14.57%	15.47%	15.48%	16.40%
Return on average assets	0.99%	1.42%	(0.27)%	1.35%	1.44%	1.42%	1.47%
Net interest margin	3.58%	3.67%	3.53%	3.63%	3.61%	3.53%	3.57%
Efficiency ratio	52.50%	50.53%	53.87%	51.87%	52.13%	52.19%	49.56%

Period end shares outstanding	48,453	50,025	48,453	48,735	49,494	49,747	50,025
Book value per share	$14.94	$15.01	$14.94	$14.94	$14.97	$15.16	$15.01
Dividends declared per share	$1.195	$1.120	$0.310	$0.295	$0.295	$0.295	$0.295

Asset Quality

Unaudited	Years Ended		Quarters Ended
(Amounts in thousands)	12/31/07	12/31/06	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Nonaccrual loans	$18,447	$16,209	$18,447	$12,771	$14,927	$17,582	$16,209
Restructured loans	280	—	280	—	—	—	—

Total nonperforming loans	18,727	16,209	18,727	12,771	14,927	17,582	16,209

Foreclosed real estate	6,053	2,727	6,053	4,032	3,683	3,195	2,727
Loans past due 90 days and still accruing	21,149	12,810	21,149	21,421	19,633	15,603	12,810

Nonperforming loans to loans	0.38%	0.32%	0.38%	0.26%	0.30%	0.35%	0.32%
Nonperforming assets to loans plus foreclosed real estate	0.50%	0.38%	0.50%	0.34%	0.38%	0.42%	0.38%
Nonperforming assets plus loans past due 90 days to loans plus foreclosed real estate	0.92%	0.63%	0.92%	0.77%	0.78%	0.73%	0.63%
Reserve for loan losses to loans	1.25%	1.25%	1.25%	1.25%	1.27%	1.25%	1.25%
Reserve for loan losses to nonperforming loans	330%	385%	330%	481%	418%	355%	385%

Provision for loan losses	$7,233	$10,229	$2,042	$470	$1,761	$2,960	$3,865
Net loan charge-offs	7,803	10,187	1,654	1,449	1,770	2,930	3,865

Net loan charge-offs to average loans	0.16%	0.21%	0.13%	0.12%	0.14%	0.24%	0.30%